DCAP Group, Inc. 1158 Broadway Hewlett, NY 11557 Phone: (516) 374-7600 Fax: (516) 295-7216 www.dcapgroup.com

News Release

IMMEDIATE

Investor Contact:
Barry B. Goldstein
DCAP Group, Inc.
(516) 374-7600

DCAP ANNOUNCES COMMERCIAL MUTUAL PLAN OF CONVERSION APPROVAL BY POLICYHOLDERS

Hewlett, New York—June 8, 2009—DCAP Group, Inc. (NASDAQ: DCAP) today announced that the Commercial Mutual Insurance Company (“CMIC”) Plan of Conversion (the “Plan”), providing for a conversion of CMIC from an advance premium cooperative to a stock property and casualty insurance company, was approved by CMIC’s policyholders.  The Plan provides that, upon the effectiveness of the conversion, DCAP will receive a 100% equity interest in CMIC upon conversion of its $3,750,000 principal amount of surplus notes of CMIC.  In addition, DCAP will forgive all accrued and unpaid interest on the surplus notes as of the date of conversion.  Upon conversion, eligible policyholders will share in a distribution of $534,069.  The contemplated effective date for the conversion is July 1, 2009.

The name of the new insurance company will be “Kingstone Insurance Company.”  DCAP’s name will change to “Kingstone Companies, Inc.”, as previously approved by its shareholders.

“We are pleased that the policyholders have approved the Plan and we look forward to the conversion of CMIC to Kingstone Insurance Company,” said Barry Goldstein.  Mr. Goldstein is Chairman and Chief Executive Office of DCAP and is Chairman and Chief Investment Officer of CMIC.  Mr. Goldstein continued, “Upon the effectiveness of the conversion, we will have implemented a significant step in the reformation of our business model from a retail insurance brokerage operation to the ownership of an insurance company.”

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Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in DCAP’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.